Exhibit 3.75

________________________________________

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

OF

NEWTECH IV LIMITED PARTNERSHIP

A Pennsylvania Limited Partnership

September 1, 1999

________________________________________

          THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Newtech IV Limited Partnership, a Pennsylvania limited partnership (the “Partnership”) is dated as of this 1st day of September, 1999, by and among Witmer Operating Partnership I, L.P., a Delaware limited partnership, as the general partner (“WOP” or the “General Partner”), and WOP and Brandywine Operating Partnership, L.P., a Delaware limited partnership (“BOP”), as limited partners (together, the “Limited Partners”). The General Partner and the Limited Partners are hereinafter sometimes referred to collectively as the “Partners” and individually as a “Partner”.

          The Partnership was formed pursuant to a Certificate of Limited Partnership (the “Certificate”), which was filed in the office of the Pennsylvania Department of State on May 29, 1990. This Agreement is amending and restating the amended and restated Agreement of Limited Partnership of Newtech IV Limited Partnership dated as of August 22, 1996 (the “Prior Agreement”) between WOP, BOP and The Nichols Company, a limited partner (“TNC”). On the date hereof, TNC has assigned and transferred all of its right, title and interest in and to the Partnership to WOP and is withdrawing from the Partnership.

          NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree that TNC does hereby withdraw as a limited partner of the Partnership, WOP is hereby admitted to the Partnership as a new Limited Partner and WOP continues as the General Partner and BOP continues as a Limited Partner in the Partnership and the Prior Agreement is hereby amended and restated in its entirety, as follows:

ARTICLE 1 GENERAL PROVISIONS

1.1. Continuation, Partners and Name.

(a) The Partners hereby elect to continue the business of the Partnership as a limited partnership pursuant to the provisions of the Revised Uniform Limited Partnership Act as in effect in the Commonwealth of Pennsylvania on the date hereof, as the same may be amended from time to time (the “Act”). The partners shall consist of WOP as the sole General Partner and as a new limited partner, and BOP continues as a limited partner.

(b) By executing this Agreement, each Partner hereby agrees that the Partnership shall be governed by the Act. Upon or promptly after the execution of this Agreement, the General Partner may, if it deems it necessary, execute and cause to be filed an amended and restated Certificate of Limited Partnership and such other applications, elections, certificates and documents as may be required for the continuation of a limited partnership under the Act, or as may be necessary to permit the Partnership to engage in the activities contemplated by Section 1.4 hereof.

1.2. Name. The name of the Partnership is NEWTECH IV LIMITED PARTNERSHIP or such other name as the General Partner from time to time may select.

1.3. Place of Business. The principal place of business of the Partnership shall be at 14 Campus Blvd., Suite 100, Newtown Square, PA 19073, or such other place as the General Partner may from time to time designate. The Partnership may maintain such other offices at such other places as the General Partner deems advisable.

1.4. Purpose. The Partnership is organized to pursue any lawful purpose.

1.5. Term. The term of the Partnership has commenced and shall continue until December 31, 2094, unless earlier dissolved pursuant to the terms of Section 6.1 hereof or by operation of law.

ARTICLE 2 CAPITAL MATTERS

2.1. Additional Capital Contributions or Loans. No Partner shall be obligated or required to make any additional capital contributions or advance any funds to the Partnership unless all of the Partners unanimously agree to do so and unanimously agree as to the amount to be so contributed.

2.2. Allocations and Distributions. All allocations of profits and losses and all distributions of cash shall be made in accordance with the Partners’ Percentage Interests. The Percentage Interest of WOP, as General Partner, shall be eighty-eight point nine percent (88.9%), and the Percentage Interest of BOP, as a Limited Partner, shall be point one percent (.1%) and the Percentage Interest of WOP, as a Limited Partner, shall be eleven percent (11%). Distributions out of funds legally available therefor shall be made at such times as the General Partner determines.

ARTICLE 3 MANAGEMENT

3.1. Management and Control. The General Partner shall manage and control the business and affairs of the Partnership and shall have all of the rights and powers which may be possessed by a general partner under the Act. Except as otherwise provided in the Act, the General Partner shall make all decisions with respect to the business and affairs of the Partnership, and the Limited Partners shall have no right to participate in the management of the Partnership.

ARTICLE 4 TRANSFERS OF PARTNER INTERESTS

4.1. Restriction. A Partner shall not, without the consent of the other Partner, make any Transfer of all or any portion of its Interest.

4.2. Transfer in Violation of Agreement. Any purported Transfer of an Interest which is not made in compliance with this Agreement shall be null and void ab initio and of no force or effect whatsoever.

ARTICLE 5 FINANCIAL MATTERS

5.1. Records. The Partnership shall maintain at its principal place of business: (i) true and full information regarding the status of the business and financial affairs of the Partnership; (ii) a current list of the name and last known address of each of its Partners; (iii) a copy of this Agreement and the Certificate and all amendments thereto; (iv) the accounting books and records and minutes of proceedings of the Partners; and (v) any other information regarding the affairs of the Partnership as the General Partner determines is just and reasonable.

5.2. Fiscal Year. Unless otherwise designated by the General Partner, the fiscal year of the Partnership shall end on December 31.

5.3. Partnership Funds. Pending application or distribution, the funds of the Partnership shall be deposited in such bank accounts, or invested in such interest-bearing or non-interest-bearing investments, including without limitation, federally insured checking and savings accounts, certificates of deposit and time or demand-deposits in U.S. government agencies or government backed securities or such other investments as the General Partner deems appropriate and consistent with the maintenance of Brandywine Realty Trust’s qualification as a real estate investment trust under the Code.

5.4. Tax Returns. The General Partner shall cause all tax returns for the Partnership to be prepared and timely filed with the appropriate authorities and shall deliver or cause to be delivered to each Partner such information as is necessary for such Partner to prepare such Partner’s federal, state and local tax returns.

5.5. Tax Matters Partner. The General Partner shall be the Tax Matters Partner and shall represent the Partnership and the Partners before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership and the Partners in their capacity as Partners.

ARTICLE 6 DISSOLUTION

6.1. Dissolution. The Partnership shall be dissolved upon the earliest to occur of the following:

(a) December 31, 2094;

(b) the withdrawal, bankruptcy or liquidation of the General Partner or the occurrence of any other event of withdrawal that causes the General Partner to cease to be a general partner under the Act (other than by reason of a permitted transfer of a Partner’s entire interest under this Agreement);

(c) the sale of all or substantially all of the Partnership’s assets and properties;

(d) the unanimous agreement of the Partners to effect such dissolution; or

(e) the entry of an order of judicial dissolution under Section 8572 of the Act.

6.2. Liquidation. Upon dissolution of the Partnership, the Partnership shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The General Partner or in the event there is no General Partner, such Person or Persons as is designated by the Partners (the General Partner or such Person or Persons being hereinafter referred to as the “Liquidator”) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall cause distributions to be made in accordance with Section 6.3 hereof.

6.3. Distributions Upon Liquidation. Upon dissolution of the Partnership, the Liquidator shall proceed to wind up the business and affairs of the Partnership and shall distribute the assets of the Partnership in the following order and priority:

(a) First, to payment of the debts and liabilities of the Partnership (other than those to Partners) in the order of priority provided by law, provided that the Partnership shall first pay, to the extent permitted by law, liabilities with respect to which any Partner is or may be personally liable.

(b) Second, to payment of the expenses of liquidation of the Partnership in the order of priority provided by law, provided that the Partnership shall first pay, to the extent permitted by law, liabilities or debts owed to Partners.

(c) Third, to the setting up of such reserves as the General Partner may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the Partnership business.

(d) The balance of the proceeds, in accordance with the Percentage Interests of the Partners.

6.4. Reasonable Time for Winding Up. A reasonable amount of time shall be allowed for the orderly winding up of the business and affairs of the Partnership in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Partnership assets. This Agreement shall remain in full force and effect during the period of winding up.

6.5. Certificate of Cancellation. Following the completion of the winding up of the affairs of the Partnership and the distribution of its assets, the Liquidator shall file all necessary certificates of cancellation required under the Act.

ARTICLE 7 DEFINITIONS AND RULES OF CONSTRUCTION

7.1. Definitions.

7.1.1. The following terms, as used herein, shall have the following respective meanings:

          “Act” means the Pennsylvania Revised Uniform Limited Partnership Act, 15 P.S. §8500 et. seq. as amended from time to time.

          “Agreement” means this Agreement of Limited Partnership, as amended or restated from time to time.

          “Certificate” means the Certificate of Limited Partnership, as amended or restated from time to time, filed with the Pennsylvania Department of State in accordance with the Act.

          “Code” means the Internal Revenue Code of 1986, as amended or any successor statute thereto.

          “Fiscal Year” means the twelve month period ending December 31 of each year, unless otherwise provided pursuant to Section 5.2 of this Agreement.

          “Interest” means the interest of a Partner in the Partnership representing such Partner’s rights, powers and privileges, as specified in this Agreement, including, without limitation, such Partner’s right to profits, losses, allocations and distributions and such Partner’s right to vote with respect to Partnership matters, and “Percentage Interest” means a Partner’s Interest expressed as a percentage of all Interests.

          “Partners” means the General Partner and Limited Partners.

          “Partnership” means the limited partnership which is the subject of this Agreement, as such limited partnership may from time to time be constituted.

          “Person” means and includes individuals, corporations, partnerships, trusts, associations, joint ventures, limited liability companies, estates and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof, whether domestic or foreign.

          “Tax Matters Partner” means the tax matters member as defined in Code Section 6231(a)(7).

          “Transfer” means to sell, assign, transfer, give, donate, pledge, deposit, alienate, bequeath, devise or otherwise dispose of or encumber to any Person other than the Partnership.

7.2. Rules of Construction: Unless the context otherwise requires, references to the plural shall include the singular and the singular shall include the plural, and the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provisions of this Agreement. Any use of the masculine, feminine or neuter herein shall be deemed to include a reference to each other gender.

ARTICLE 8 MISCELLANEOUS

8.1. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws provisions of said jurisdiction.

8.2. Entire Agreement. This Agreement represents the entire agreement between the parties in respect of its subject matter and supersedes all prior agreements, arrangements and understandings between the parties relating to the subject matter hereto.

8.3. Binding Effect. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the Partners and their respective successors, heirs, and to the extent permitted, transfers and assigns.

8.4. Headings. The descriptive headings herein are inserted for convenience only and do not constitute part of this Agreement.

8.5. Notice. Notices to the Partners shall be deemed sufficiently given if delivered by hand, mailed by certified mail, return receipt requested, postage prepaid, to the addresses provided in writing by any Partner to the other Partner or mailed via any reliable overnight courier service.

8.6. Non-Recourse. No recourse shall be had for any obligation of Brandywine Realty Trust against any past, present or future trustee, shareholder, officer or employee thereof.

8.7. Amendment. This Agreement may not be amended except by unanimous written agreement of all of the Partners.

8.8. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the day first above written.

General Partner:

WITMER OPERATING PARTNERSHIP I, L.P.

By:	BRANDYWINE WITMER, L.L.C.
Its General Partner

/s/ Gerard H. Sweeney

President and Chief Executive Officer

Limited Partners:

BRANDYWINE OPERATING PARTNERSHIP, L.P.
By:	BRANDYWINE REALTY TRUST,
Its General Partner

/s/ Gerard H. Sweeney

President and Chief Executive Officer

(Signature page continued)

WITMER OPERATING PARTNERSHIP I, L.P.

By:	BRANDYWINE WITMER, L.L.C.
Its General Partner

/s/ Gerard H. Sweeney

President and Chief Executive Officer